Exhibit 99.1

Section 13(r) Disclosure

The disclosures reproduced below were initially included in periodic reports filed with the Securities and Exchange Commission by The Carlyle Group L.P. (“Carlyle”), with respect to the fiscal quarter ended March 31, 2013 and the fiscal year ended December 31, 2013, in accordance with Section 13(r) of the Securities Exchange Act of 1934, as amended. We did not independently verify or participate in the preparation of any of these disclosures.

Carlyle included the following disclosure in its Form 10-K for the fiscal year ended December 31, 2013:

“In addition, the Iran Threat Reduction and Syrian Human Rights Act of 2012 (“ITRA”) expands the scope of U.S. sanctions against Iran and Section 219 of the ITRA amended the Exchange Act to require companies subject to SEC reporting obligations under Section 13 of the Exchange Act to disclose in their periodic reports specified dealings or transactions involving Iran or other individuals and entities targeted by certain sanctions promulgated by the Office Foreign Assets Control engaged in by the reporting company or any of its affiliates during the period covered by the relevant periodic report. In some cases, ITRA requires companies to disclose transactions even if they were permissible under U.S. law. The ITRA also expanded the scope of U.S. sanctions by requiring foreign entities majority owned or controlled by a U.S. person to abide by U.S. sanctions against Iran to the same extent as a U.S. person. Previously, foreign entities were not directly bound by U.S. sanctions against Iran even if they were subsidiaries of U.S. companies. Applus Servicios Technologicos, S.L.U., which may be considered our affiliate, has informed us that it has engaged in the activities that are described on Exhibit 99.2 to this report, which disclosure is hereby incorporated by reference herein.

We are required to separately file with the SEC a notice that such activities have been disclosed in this report, and the SEC is required to post this notice of disclosure on its website and send the report to the U.S. President and certain U.S. Congressional committees. The U.S. President thereafter is required to initiate an investigation and, within 180 days of initiating such investigation, to determine whether sanctions should be imposed. Disclosure of such activity, even if such activity is not subject to sanctions under applicable law, and any sanctions actually imposed on us or our affiliates as a result of these activities, could harm our reputation and have a negative impact on our business.”

Carlyle included the following disclosure in Exhibit 99.2 to its Form 10-K for the fiscal year ended December 31, 2013:

“As we disclosed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, we have been advised by Applus Servicios Technologicos S.L.U. (“Applus”), a European company in which our private equity funds have invested and which may be considered our affiliate, that during the first quarter of the year ended December 31, 2013, a subsidiary of Applus provided certain services to customers that could be affiliated with the Industrial Development and Renovation Organization (“IDRO”), which has been designated as an agency of the Government of Iran. For the year ended December 31, 2013, gross revenue attributable to such sales was €86,633, with estimated net profits to Applus of approximately €15,593. At this time, we are unable to determine whether the IDRO, directly or indirectly, controls these customers. Although these activities were not prohibited by U.S. law at the time they were conducted, Applus has advised us that its subsidiary has discontinued its dealings with such customers, and that it does not otherwise intend to continue or enter into any Iran-related activity. All such dealings (including limited wind-down activities) were discontinued prior to March 8, 2013, in accordance with the requirements of Section 218 of the Iran Threat Reduction and Syria Human Rights Act of 2012, as amended.”

Carlyle included the following disclosure in its Form 10-Q for the fiscal quarter ended March 31, 2013:

“Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012, which added Section 13(r) of the Exchange Act, Carlyle hereby incorporates by reference herein Exhibit 99.1 of this report, which includes disclosures provided to us by Applus Servicios Technologics S.L.U., a European company which may be considered our affiliate.”

Carlyle included the following disclosure in Exhibit 99.1 to its Form 10-Q for the fiscal quarter ended March 31, 2013:

“We have been advised by Applus Servicios Technologicos S.L.U. (“Applus”), a European company in which our private equity funds have invested and which may be considered our affiliate, that during the period January 1, 2013 until March 31, 2013, a subsidiary of Applus provided certain services to customers that could be affiliated with the Industrial Development and Renovation Organization (“IDRO”), which has been designated as an agency of the Government of Iran. For this period, gross revenue attributable to such sales was €86,633, with estimated net profits to Applus of approximately €15,593. At this time, we are unable to determine whether the IDRO, directly or indirectly, controls these customers. Although these activities were not prohibited by U.S. law at the time they were conducted, Applus has advised us that its subsidiary has discontinued its dealings with such customers, and that it does not otherwise intend to continue or enter into any Iran-related activity. All such dealings (including limited wind-down activities) were discontinued prior to March 8, 2013, in accordance with the requirements of Section 218 of the Iran Threat Reduction and Syria Human Rights Act of 2012, as amended.”